                                                             EXHIBIT (h)(57)


                            SOLICITATION AGREEMENT
                            ----------------------

This document will constitute the agreement between N/I NUMERIC INVESTORS FAMILY OF FUNDS investment portfolios of the RBB Fund, Inc. (the "Fund") c/o PFPC Inc. with its principal executive offices at Bellevue Corporate Center, 400 Bellevue Parkway, Wilmington, DE 19809 and SHAREHOLDER COMMUNICATIONS CORPORATION ("SCC"), with its principal executive offices at 17 State Street, New York, NY 10004, relating to the solicitation of proxies for the 1999 Special Meeting of Shareholders.

The services to be provided by SCC will be as follows:

(1)  INDIVIDUAL HOLDERS OF RECORD
     ----------------------------

     A.   Targeting. SCC has analyzed the share range profile of the Fund and
          ---------
          believes that it can produce the required vote totals by limiting its telephone solicitation efforts to the largest shareholders.

     B.   Lookups. SCC will obtain the needed telephone numbers from
          -------
          information operators and various types of telephone directories.

     C.   Initial Telephone Solicitation. SCC will begin telephone calls to
          ------------------------------
          target holders as soon as practical. Most calls will be made during the hours of 9:00 A.M. to 9:00 P.M. period on business days and during the hours of 12:00 P.M. to 6:00 P.M. period on Saturdays. SCC will
                                                                    --------
          not call any shareholder after 9:00 P.M. on any day, in any time zone.
          ---------------------------------------------------------------------
          SCC will not contact known retirement community zip code ranges after 5:00 P.M.

     D.   Remails. SCC will coordinate with the Fund's mailing/tabulating
          -------
          vendor the remailing of proxy materials to shareholders who advise us that they have discarded or misplaced the originally mailed materials.

     E.   Reminder/Adjournment Mailing. SCC will help to coordinate any broad-
          ----------------------------
          based reminder or adjournment mailing upon consultation with the Fund.

     F.   Voting Reports. SCC will rely upon the tabulator for accurate and
          --------------
          timely information as to voting by account.

(2)  BANK/BROKER SERVICING (if applicable)
     ---------------------

     A. SCC will contact all banks, brokers and other nominee shareholders ("intermediaries") holding stock as shown on appropriate portions of the Fund's shareholder lists to ascertain quantities of proxy materials needed for forwarding to beneficial owners.

     B. SCC will deliver proxy materials by messenger to New York City based intermediaries and by Federal Express or other means to non-New York City based intermediaries to insure receipt of the proxy materials and to confirm timely remailing of materials to the beneficial owners.

     C. SCC will maintain frequent contact with intermediaries to monitor shareholder response and to insure that all liaison procedures are proceeding satisfactorily and will exert every effort to maximize the vote count. In addition, SCC will contact beneficial holders directly, if possible and do whatever solicitation SCC may deem appropriate or necessary with respect to this group.

     D. SCC will deliver street proxies to the tabulator in time to be counted at the shareholder meeting.

(3)  PROJECT FEE (SCC only)
     -----------

     In consideration for SCC acting as proxy solicitor, the Fund will pay to SCC a project fee of $5,000.

(4)  ESTIMATED EXPENSES (SCC only)
     ------------------

     The Fund will reimburse SCC for any expenses incurred by SCC in connection with the services provided to the Fund herein. The expenses as outlined are estimated and the estimates are based largely on the information provided to SCC by the Fund. In the course of the solicitation, the expenses and expense categories may change. In the event of significant change or new expenses not originally contemplated, SCC will notify an officer(s) of the Fund either by phone and/or by letter for prior written approval of such expenses. SCC expense estimates do not include invoices received from ADP, brokers and banks in connection with forwarding material to underlying beneficial shareholders, which invoices will be paid by the Fund.

ESTIMATED EXPENSES*                                     Low Range    High Range
-------------------                                     ---------    ----------

Data Handling and Preparation
Telephone # Lookup - Computer Match & Information
Operators (blended rate)
3,675 to 4,750 @ $.25................................   $  918.75    $1,187.507

Duplicate Account Consolidation - householding
3,675 to 4,750 @ $.10...........................................            367.50         475.00

Voted data (daily match - one time charge)
3,675 to 4,750 @ $.10...........................................            367.50         475.00

Telephone Solicitation
Outgoing and Incoming Telephone Calls (line charges included)
1,425 to 1,900 @ $3.00..........................................          4,275.00       5,700.00

TeleVotes(TM) (registered & beneficial accounts)
665 to 800 @ $5.00..............................................          3,325.00       4,000.00

**TeleVote(TM) Confirmations (registered accounts only)
665 to 800 @ $.65...............................................            432.25         520.00

Miscellaneous - FedEx, fax, data processing, street search,
messengers and select remails...................................            150.00         500.00

     Total Estimated Expenses...................................         $9,836.00      12,857.50
                                                                         =========      =========

* SCC reserves the right to interchange budget categories as solicitation conditions dictate.

**   Does not include ADP's tabulation/confirmation charge for beneficial
     TeleVotes


(5)  GUARANTEES
     ----------

     A. SCC will be able to utilize its telephone voting program for registered and beneficial accounts.

     B. In the event opposition in the form of negative and abstain votes, combined, exceeds 13% of the outstanding shares, SCC will not be bound by a guarantee to deliver the vote for the Fund, but SCC will do everything possible to deliver the vote.

     C. SCC bases its ability to deliver the vote on historical evidence of voting trends displayed by mutual funds shareholders, when contacted and reminded to vote. SCC does not use pressure solicitation tactics and will not change negative and/or abstention votes unless authorized to do so by the Fund. Further, SCC will not advise a shareholder how to vote other than to reiterate the content or recommendation (if any) that is contained in the proxy statement.

(6)  PAYMENT
     -------

     Payment for one half the project fee ($2,500.00) and one half the low range estimated expenses ($4,918.00) for a total of $7,418.00 will be made upon the signing of this Agreement. The balance will be due thirty days after SCC sends its final accounting and invoice.

(7)  MISCELLANEOUS
     -------------

     A. The Fund will forward to SCC and receive approval from SCC on all documents prepared by the Fund which mention SCC or the services to be rendered by SCC.

     B. SCC agrees to maintain in confidence all non-public information acquired from the Fund relating to the transactions described herein, including, but not limited to, the shareholder lists and data contained therein. SCC will not sell or otherwise market the names of shareholders provided to SCC in the course of the solicitation nor use such names or other confidential information for any purpose other than in accordance with its duties hereunder.

     C. The Fund agrees to furnish to SCC shareholder lists in a form requested by SCC and proxy statements and other solicitation materials prepared for the Fund in such quantities and on a delivery date as requested by SCC.

     D. In the event the project is terminated by the Fund or deferred for an indefinite period of time after the signing of this contract and before the meeting date, SCC will be reimbursed by the Fund for expenses incurred to the date of such termination or deferral pursuant to Section 4, and not less than 100% of the project fee, except however, that if the solicitation is stopped before the proxies are mailed, the Fund shall only reimburse SCC for actual expenses, and no portion of the project fee shall be due.

     E. The Fund agrees to indemnify and hold harmless SCC and its stockholders, officers, directors, employees, agents and affiliates against any and all claims, costs, damages, liabilities, judgments and expenses, including the fees, costs and expenses of counsel retained by SCC ("Losses"), which result from claims, actions, suits, subpoenas, demands or other proceedings brought against or involving SCC which directly relate to or arise out of SCC's performance of the Services (except for costs, damages, liabilities, judgments or expenses which shall have been determined by a court of law pursuant to a final and nonappealable judgment to have directly resulted from SCC's gross negligence or intentional misconduct. SCC agrees to indemnify and hold harmless the Fund and its stockholders, officers, directors, employees, agents and affiliates against any and all Losses, which result from claims, actions, suits, subpoenas, demands or other proceedings brought against or involving any of them which directly relate to or arise out of SCC's gross negligence or intentional misconduct. In addition, the prevailing party shall be entitled to reasonable attorneys' fees and court costs in any action between the parties to enforce the provisions of this Agreement, including the indemnification rights contained in this paragraph. The indemnity obligations set forth in this shall survive the termination of this Agreement.

     F. This Agreement shall be governed and construed in accordance with New York law and the parties acknowledge that performance of this Agreement will be in New York, New York, and each party hereby consents to jurisdiction in the state courts of New York. This Agreement may not be assigned by SCC. This Agreement sets forth the entire understanding between the parties hereto as to the subject matter herein, and no amendment or modification of the terms of this Agreement may be made except in writing, signed by the Fund and SCC.

IN WITNESS WHEREOF, the parties have signed this AGREEMENT this 6th day of October, 1999.


THE RBB FUND, INC.                  SHAREHOLDER COMMUNICATIONS
                                    CORPORATION


By /s/ Edward Roach                 By /s/ Marianne Y. Hee
  -----------------------------       --------------------
    Edward Roach                        Marianne Y. Hee
    Treasurer                           Vice President